Exhibit 99.1

B. Riley Financial Announces Closing of Full Exercise of Over-Allotment Option for Depositary Shares Offering

Depositary Shares Represent an Interest in 6.875% Series A Cumulative Perpetual Preferred Stock

LOS ANGELES—October 11, 2019 — B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”) today announced that it has completed the closing of the issuance of an additional 300,000 depositary shares pursuant to the full exercise of the underwriters’ over-allotment option in connection with the Company’s previously closed public offering of its depositary shares, each representing a 1/1000th fractional interest in a share of the Company’s 6.875% Series A Cumulative Perpetual Preferred Stock, with a liquidation preference of $25.00 per depositary share.

Total net proceeds to the Company were approximately $55.7 million, after deducting underwriting discounts and commissions, but before expenses from the 2,000,000 depositary shares sold in the initial closing on October 7, 2019 and the 300,000 depositary shares sold pursuant to full exercise of the over-allotment option. The Company expects to use the net proceeds of this offering for general corporate purposes, including funding future acquisitions and investments, repaying indebtedness, making capital expenditures and funding working capital.

Trading of the depositary shares commenced on October 8, 2019 on NASDAQ under the symbol “RILYP.”

Book-running managers for this offering were B. Riley FBR, Incapital, Janney Montgomery Scott and Ladenburg Thalmann. Co-managers were Wedbush Securities, William Blair and Boenning & Scattergood.

The NBD Group acted as legal counsel to the Company. Duane Morris acted as legal counsel to the underwriters.

The depositary shares were offered under the Company’s shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission (“SEC”). The offering of these depositary shares was made only by means of a prospectus supplement and accompanying base prospectus, which were filed with the SEC.

Copies of the prospectus supplement and the accompanying base prospectus may be obtained on the SEC's website at www.sec.gov, or from the offices of B. Riley FBR at 1300 North 17th Street, Suite 1400, Arlington, VA 22209 or by calling (703) 312-9580 or by emailing prospectuses@brileyfbr.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the depositary shares, nor shall there be any sale of the depositary shares in any jurisdiction in which such offer, solicitation or sale would not be permitted.

About B. Riley Financial, Inc. (NASDAQ:RILY)

B. Riley Financial provides collaborative financial services tailored to fit the capital raising and business advisory needs of public and private companies and high-net-worth individuals. B. Riley operates through several wholly-owned subsidiaries which offer complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, corporate advisory, restructuring, due diligence, forensic accounting and litigation support, appraisal and valuation, and auction and liquidation services. Certain registered affiliates of B. Riley originate and underwrite senior secured loans for asset-rich companies. The Company also makes proprietary investments in companies and assets with attractive return profiles.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the terms and conditions and timing of the preferred stock offering and the intended use of proceeds. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ include (without limitation) the Company’s financial performance; and those risks described from time to time in B. Riley Financial’s periodic filings with the SEC, including, without limitation, the risks described in B. Riley Financial’s Annual Report on Form 10-K for the year ended December 31, 2018 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Additional information is also set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley Financial undertakes no duty to update this information.

Investor Contact

Investor Relations

ir@brileyfin.com

(310) 966-1444

Media Contact

Jo Anne McCusker

jmccusker@brileyfin.com

(646) 885-5425